SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2016

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646		61-1430858
(Commission File Number)		(IRS Employer Identification No.)

26462 CORPORATE AVENUE HAYWARD, CA		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 576-4400

n/a
(Former Name or Former Address, if Changed Since Last Report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 7, 2016, the Company announced that Casey Eichler will step down as the Company’s President and Chief Financial Officer to pursue other opportunities, effective as of July 29, 2016. Sheri Brumm, the Company’s Senior Vice President of Finance and Chief Accounting Officer, has been promoted to Chief Financial Officer and will assume the role effective July 30, 2016. Ms. Brumm will also act as the Company’s Senior Vice President of Finance, Secretary, Principal Financial Officer and Chief Accounting Officer.

Ms. Brumm, 46, joined the Company in April 2009 as the Senior Director of Finance and has served in progressively more senior financial roles, most recently as the Company’s Senior Vice President of Finance and Chief Accounting Officer. Prior to joining the Company, Ms. Brumm was the corporate controller, Vice President of Finance and Director of Internal Audit at Credence Systems Corporation. Ms. Brumm also served in various accounting and finance roles at Protiviti and KLA-Tencor Corporation and as a Manager of Business Process Risk Accounting at Arthur Anderson LLP. Ms. Brumm holds a B.S. in Managerial Economics from the University of California, Davis.

Pursuant to the offer letter filed as Exhibit 99.1 hereto, in her new position, Ms. Brumm will initially receive an annual base salary of $300,000, with an annual target bonus equal to 75% of her base salary, and receive a promotional award of restricted stock units with an approximate value of $750,000, not to exceed 150,000 shares, that will vest in three equal installments on each anniversary of the grant date, subject to the terms and conditions of the Company’s Stock Incentive Plan.

Ms. Brumm will be entitled to severance benefits under the Company’s Severance Benefits for Executive Officers policy (the “Severance Policy”) and has entered into a Change in Control Severance Agreement with the Company. Under the Severance Policy, if Ms. Brumm is terminated without cause prior to a change in control and she signs a release of claims, she is entitled to receive (i) 100% of her then-current base salary, (ii) 100% of her annual bonus (based on her average annual cash bonus and cash incentive compensation over the prior three years), (iii) 12 months of COBRA premiums and (iv) accelerated vesting of equity awards that would vest within 12 months. Under her Change in Control Severance Agreement, if a termination of employment occurs within 12 months after a change in control (including a resignation for good reason), Ms. Brumm’s severance benefits would be increased to 150% of the sum of her then-current base salary and annual cash bonus as determined by the Company over the prior three years, 24 months of COBRA premiums and accelerated vesting of all of her unvested and outstanding equity awards.

The Company and Mr. Eichler have entered into a Transition Agreement and Release of Claims (the “Transition Agreement”), pursuant to which, subject to a release of claims, Mr. Eichler will receive a lump sum cash payment equal to approximately $550,000 and receive accelerated vesting of 126,542 of his outstanding restricted stock units in connection with his resignation. At the end of the transition period, Mr. Eichler’s vested and unexercised stock options will remain exercisable until three months following the end of the transition period, in accordance with Mr. Eichler’s stock option agreement. A copy of the Transition Agreement is attached hereto as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Offer Letter between the Company and Ms. Brumm dated July 7, 2016
99.2	Change in Control Severance Agreement between the Company and Ms. Brumm dated July 7, 2016
99.3	Transition Agreement and Release of Claims between the Company and Mr. Eichler dated July 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	July 8, 2016	By:	/s/ James P. Scholhamer
			Name:	James P. Scholhamer
			Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Offer Letter between the Company and Ms. Brumm dated July 7, 2016
99.2	Change in Control Severance Agreement between the Company and Ms. Brumm dated July 7, 2016
99.3	Transition Agreement and Release of Claims between the Company and Mr. Eichler dated July 7, 2016